ARTICLES OF INCORPORATION

                             OF

                AEROBIC LIFE INDUSTRIES, INC.

      The  undersigned, acting as incorporator, pursuant  to
the  provisions of the laws of the State of Nevada  relating
to   private  corporations,  hereby  adopts  the   following
Articles of Incorporation:

     ARTICLE ONE.   (NAME).  The name of the corporation is:

                AEROBIC LIFE INDUSTRIES, INC.

       ARTICLE TWO. (LOCATION). The address of the corporation's principal office is 50 West Liberty Street, Suite 880, City of Reno, County of Washoe, State of Nevada 89501. The agent for service of process at that address is Nevada Agency and Trust Company.

      ARTICLE THREE. (PURPOSES). The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

      ARTICLE FOUR. (CAPITAL STOCK). The corporation shall have authority to issue an aggregate of ONE HUNDRED TEN
MILLION (110,000,000) shares, par value ONE MIL ($0.001) per share divided into two classes of stock as follows:

           (CLASS A COMMON STOCK). The Class A Common Stock shall consist of ONE HUNDRED MILLION (100,000,000) shares. This class shall be entitled to all dividends declared by the Board. In the event of liquidation or dissolution of the corporation, the Class A Common Stock shall be entitled to all proceeds derived of all of the members of the board of Directors at every Annual or Special Meeting of the Stockholders.

           (CLASS B CONVERTIBLE PREFERRED STOCK). The Class B Convertible Preferred Stock shall consist of TEN MILLION (10,000,000) shares. This Class B Convertible Preferred Stock shall be entitled to receive an annual interest payment determined as to amount and payment by the Board of Directors. The Convertible Preferred stock shall be converted into Class A Common Stock on a share-for-share basis three (3) years after date of issue.

           The holders of stock of the corporation shall not be entitled to preemptive or preferential rights to subscribe to any un-issued stock or any other securities, which the corporation may now or hereafter be authorized to issue. The stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

           The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

       ARTICLE  FIVE    (DIRECTORS).   The  affairs  of  the
corporation; shall be governed by a Board of Directors of not less than three (3) persons. The names and addresses of the first Board of Directors are:

     NAME                               ADDRESS

William N. Reeves                  3045 South 46th Street
                                   Phoenix, Arizona 85040

Jennifer Pittinger                 3045 South 46th Street
                                   Phoenix, Arizona 85040

Don Bankston                       3045 South 46th Street
                                   Phoenix, Arizona 85040

      ARTICLE SIX. (ASSESSMENT OF STOCK). The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

      ARTICLE SEVEN. (INCORPORATION). The name and address fo the incorporator of the corporation is as follows:

     NAME                               ADDRESS

Amanda  E. Walker           50 West Liberty Street-Suite 880
                            Reno, Nevada 89501

      ARTICLE EIGHT. (PERIOD OF EXISTENCE). The period of existence of the corporation shall be perpetual.


      ARTICLE NINE. (BY-LAWS). The initial By-Laws of the corporation; shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-Laws, or to adopt new By-Laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-Laws.

      ARTICLE TEN. (STOCKHOLDERS' MEETINGS). Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-Laws of the corporation. Special meeting of the stockholders may be called by the Chairman of the Board, President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action other-wise required to be taken at a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

      ARTICLE ELEVEN. (CONTRACTS OF CORPORATION). No contract or other transaction between the corporation and any other corporation whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a part to, or may be pecuniarily or otherwise interested in any contact or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested , may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

       ARTICLE TWELVE. (LIABILITY OF OFFICERS AND DIRECTORS). No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as director or officer, except that this Article TWELVE shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve international misconduct, fraud or aknowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

      IN WITNESS THEREOF, the undersigned incorporator has hereunto affixed her signature at Reno, Nevada this 24th day of August 1994.


                                   /s/Amanda E. Walker
                                   Amanda E. Walker